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Exhibit (n)(2)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders' of
Main Street Capital Corporation

        We have audited in accordance with the standards of the Public Company Accounting Oversight Board (United States) the consolidated financial statements of Main Street Capital Corporation (a Maryland corporation), and its consolidated subsidiaries, Main Street Mezzanine Management, LLC, Main Street Equity Interests, Inc. and Main Street Mezzanine Fund, LP, referred to in our report dated March 10, 2010, which is included in Post-Effective Amendment No. 1 to the Registration Statement and Prospectus. Our report on the consolidated financial statements includes explanatory paragraphs discussing the adoption of new accounting guidance related to fair value measurements and new accounting guidance related to the inclusion of certain instruments granted in share-based payment transactions in the calculation of earnings per common share. Our audits of the basic financial statements include the schedule of Senior Securities included in Post-Effective Amendment No. 1 to the Registration Statement and Prospectus on page 61, which is the responsibility of the Company's management. In our opinion, this financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ GRANT THORNTON LLP

Houston, Texas
March 10, 2010

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  Exhibit (n)(2)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM